Exhibit 14(b)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Other Service Providers” in the Joint Proxy Statement/Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information each included in this Registration Statement (Form N-14) of MFS Multimarket Income Trust.

We also consent to the incorporation by reference of our report dated December 15, 2025, with respect to the financial statements and financial highlights of MFS Multimarket Income Trust and our reports dated January 14, 2026, with respect to the financial statements and financial highlights of MFS Charter Income Trust and MFS Intermediate High Income Fund, which are included in the Annual Reports to Shareholders (Forms N-CSR) for the years ended October 31, 2025 and November 30, 2025, respectively, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ERNST & YOUNG LLP

Ernst & Young LLP

Boston, Massachusetts

January 27, 2026